SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 4, 2007

Date of report (Date of earliest event reported)

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18710	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Suite 310, Bothell, WA 98021
(Address of principal executive offices)

(425) 402-1400
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 4, 2007, the Company entered into a Note Purchase Agreement with each of  Thomas Girschweiler, a director and stockholder of the Company,  and Walter Villiger, an affiliate of the Company, each a non-U.S. Person (“U.S. Person” being defined in Regulation S of the Securities Act of 1933, as amended) (collectively, the “Investors”), pursuant to which the Investors purchased from the Company promissory notes (“Notes”) in the aggregate amount of $1,000,000, which Notes, together with interest accrued thereon at the rate of seven percent (7%) per annum (together, the “Conversion Amount”), (i) shall become due and payable in one lump sum on the earlier of (x) September 30, 2008, or (y) an Event of Default (as defined in the Notes), and (ii), if outstanding at the time of any bona fide equity financing of the Company of at least One Million Dollars ($1,000,000), excluding conversion of the Notes or any other notes issued by the Company to the Investors (a “Financing”), at the option of the Investor, may be converted into that number of fully paid and non-assessable shares or units of the equity security(ies) of the Company sold in the Financing (“New Equity Securities”) as is equal to the Conversion Amount divided by 100% of the per share or per unit purchase price of the New Equity Securities.

ITEM 3.02

UNREGISTERED SALE OF EQUITY SECURITIES

See Item 1.01 of this Current Report on Form 8-K which Item is incorporated herein by this reference, for a description of the terms of a financing transaction (a) consisting of the sale and issuance of promissory notes, aggregating $1,000,000, which notes are convertible into equity securities of the Company under certain circumstances, and (b) conducted pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

Signatures:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLIFE SOLUTIONS, INC.

Date: September 6, 2007	By:	/s/ Michael Rice
Michael Rice
President and Chief Executive Officer (Principal Executive Officer)